Exhibit 99.2

For Release on Thursday, November 2, 2006, 6am ET

CONTACT: Audible, Inc.
Jonathan Korzen
Director of Corporate Communications
973-837-2718
jkorzen@audible.com

AUDIBLE® APPOINTS
WILLIAM H. MITCHELL CHIEF FINANCIAL OFFICER

Brings Years of Finance, Administrative, and Acquisition Experience to the Company

WAYNE, NJ - November 2, 2006 - Audible, Inc. (NASDAQ: ADBL; www.audible.com), the leading provider of spoken entertainment, information, and education on the Internet, today announced the appointment of William H. Mitchell as Chief Financial Officer. Audible anticipates that Mitchell will assume his new role by November 20, 2006, at which time CFO Andrew P. Kaplan will leave the Company.

Mitchell was most recently CFO of Viewpoint Corporation (NASDAQ:VWPT), where he helped lead Internet advertising, the company’s return to proforma profitability in 2005, and the successful certification process for Sarbanes-Oxley Section 404 in 2004 and 2005. He will work with Audible’s senior management team on a day-to-day basis, as well as coordinate Audible’s continued audit efforts with KPMG.

"Bill Mitchell has a proven track record of building successful online and offline companies. We will immediately benefit from his ability to integrate operating and financial planning to improve performance,” said Donald R. Katz, Chairman and CEO of Audible. “Bill’s deep experience of public-company finance, accounting, systems, and planning is sure to contribute significantly to Audible’s financial strength. We are thrilled to have Bill bring his financial leadership to our new team.”

Mitchell began his finance career at Price Waterhouse where he became a Certified Public Accountant. Most recently, he has been the CFO at Viewpoint and Maxworldwide (MAXW), where he oversaw the three-year restatement of a prior period’s financial statements and the successful sale of the Internet advertising company. He also served as Senior Vice President of Finance at TKR Cable, Senior Vice President and Chief Operating Officer of Tele-Communications Inc.’s Atlantic Division, and Executive Vice President and CFO of Bigfoot Interactive.

Mitchell is a graduate of Dartmouth College with an MS/MBA; he also received an MS from Northeastern University. He was formerly Chairman of the NTCA Accounting Committee and Director of the Broadcast Financial Management Association and is currently a member of the IAB CFO Council.

About Audible, Inc.:
Audible (www.audible.com) is the leading provider of spoken entertainment, information, and education on the Internet. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has more than 105,000 hours of audio programming from more than 334 content partners, including leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is the Apple iTunes Music Store's preeminent provider of spoken products for downloading or streaming via the Web. Among Audible's other key business relationships are Bookspan, Creative Labs, Dell, iriver, Microsoft, Palm, SanDisk, and XM Satellite Radio.

Audible, www.audible.com, www.audible.co.uk, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks. Other product or service names mentioned herein are the trademarks of their respective owners.

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